Exhibit 99.1

For More Information, Contact:
Aileen Osborn	Laurie Berman
QAD Vice President Finance	PondelWilkinson Inc.
805.566.6077	310.279.5980
investor@qad.com	investor@pondel.com
QAD ANNOUNCES FISCAL 2009 THIRD QUARTER FINANCIAL RESULTS
SANTA BARBARA, Calif. — November 25, 2008 — QAD Inc. (Nasdaq: QADI), a global provider of enterprise software and services, today reported financial results for the fiscal 2009 third quarter and nine-month period ended October 31, 2008.
Total revenue increased two percent to $67.8 million for the third quarter of fiscal 2009 from $66.6 million for the third quarter of fiscal 2008. License revenue was $13.1 million compared with $14.1 million for the fiscal 2008 third quarter. Maintenance and other revenue was $32.7 million compared with $32.3 million for the third quarter of fiscal 2008. Services revenue was $22.0 million, compared with $20.2 million for last fiscal year’s third quarter.
Net loss for the fiscal 2009 third quarter was $1.8 million, or $0.06 per share, including a $0.04 per share tax expense, incorporating changes related to the estimated level and mix of profitability by tax jurisdiction. In the prior year third quarter, QAD reported net income of $1.5 million, or $0.05 per diluted share.
“In the third quarter, we managed our business through a difficult economic climate,” said Karl Lopker, chief executive officer of QAD. “We believe our focus on building closer relationships with our customers and helping them address the challenges their businesses are currently facing is critical. Combined with cost control measures, this focus will serve us well as we navigate through these times and position QAD for the future.”
Gross margin for the fiscal 2009 third quarter was 54 percent, compared with 58 percent for the same period last year, attributable to changes in the company’s overall revenue mix and higher services and support personnel costs.
Total operating expenses were $37.1 million, or 55 percent of total revenue, for the fiscal 2009 third quarter, compared with $35.3 million, or 53 percent of total revenue, for the same period last year. The increase in total operating expenses primarily reflects higher personnel costs and additional expense related to acquisitions.
Operating loss for the fiscal 2009 third quarter was approximately $500,000, including $1.3 million in stock compensation expense, compared with operating income of $3.2 million, including $1.5 million in stock compensation expense, for the third quarter of the prior year.
(more)

QAD Inc.
2-2-2
For the first nine months of fiscal 2009 ended October 31, 2008, revenue grew nine percent to $204.1 million, from $187.4 million for the prior nine month period. Operating loss for the fiscal 2009 nine-month period was $4.4 million, including $4.5 million in stock compensation expense, compared with operating income of approximately $900,000, including $4.5 million in stock compensation expense, for the comparable period last year. Net loss was $4.0 million, or $0.13 per share, compared with net income of approximately $200,000, or $0.01 per diluted share, for the first nine months of fiscal 2008.
Cash flow provided by operations was $2.5 million for the third quarter of fiscal 2009, versus $3.4 million for the third quarter of fiscal 2008. For the first nine months of fiscal 2009, cash flow provided by operations was $9.6 million, versus $11.5 million for the first nine months of the previous year.
QAD’s cash and cash equivalents balance at October 31, 2008 was $36.2 million, compared with $45.6 million at January 31, 2008. The change in cash reflects $6.2 million of acquisition related payments and $4.5 million in dividend payments and stock repurchases in the first nine months of fiscal 2009.
Third Quarter Fiscal 2009 Highlights:
•	QAD received orders from 24 customers representing more than $500,000 each in combined license, support and services billings, including five orders in excess of $1.0 million and one in excess of $2.0 million;

•	Received license orders from companies across QAD’s six vertical markets including: AEP Industries, Archer Daniels Midland, Doosan Corporation, Fortis Plastics, Furniture Brands International, Johnson Controls, Petrochemicals (Malaysia), Summit Auto Seats Industry, Stryker Corporation, Superior Industries International, Synovis Life Technologies, TS Tech Company and W. Jordans (Cereal);

•	Aberdeen Group, a leading independent research company, found that “QAD’s customers produced the highest average improvements for the lowest cost per user” among ERP software providers in a recent study titled, The Total Cost of ERP Ownership in Mid-Size Companies;

•	Jabil After-Market Services (AMS), a division of electronics solutions company Jabil Circuit, Inc., deployed the PRECISION Parcel Shipping solution to manage its global shipping requirements. The use of PRECISION Parcel Shipping by Jabil AMS is expected to save the company $1.8 million annually in shipment processing costs;

•	In November, QAD held its European regional customer conference, Explore EMEA in Sorrento, Italy. At the conference, the company debuted the latest release of QAD Enterprise Applications, aimed at delivering Total Enterprise Capabilities for its customers.
(more)

QAD Inc.
3-3-3
Business Outlook
Given the current economic backdrop, QAD now expects revenue in the range of $274 million to $278 million for the full 2009 fiscal year. Stock compensation expense for fiscal 2009 is expected to be approximately $5.5 million. Earnings for fiscal 2009 are expected in the range of breakeven to a loss of approximately $0.10 per share, including approximately $0.02 to $0.04 per share in tax expense depending on the level and mix of profitability by tax jurisdiction.
Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2009 third quarter. The conference call will be webcast live and is accessible through the investor relations section of QAD’s Web site at www.qad.com, where it will be available for approximately one year.
About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and life science products use QAD applications at approximately 6,100 licensed sites in more than 90 countries and in as many as 27 languages. For more information about QAD, telephone +1 805 684 6614, or visit the QAD Web site at www.qad.com.
“QAD” is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.
Note to Investors: This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2008 ended January 31, 2008.
— Financial Tables Follow —
(more)

QAD Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	October 31,		October 31,
	2008	2007	2008	2007
Revenue:
License fees	$13,055	$14,074	$36,448	$39,082
Maintenance and other	32,687	32,287	101,341	95,090
Services	22,025	20,247	66,329	53,277

Total revenue	67,767	66,608	204,118	187,449
Cost of revenue:
Cost of license fees	2,689	2,294	7,474	6,217
Cost of maintenance, service and other revenue	28,548	25,820	86,200	73,531

Total cost of revenue	31,237	28,114	93,674	79,748

Gross profit	36,530	38,494	110,444	107,701
Operating expenses:
Sales and marketing	17,825	17,167	55,938	51,154
Research and development	10,794	9,986	33,165	30,375
General and administrative	8,260	8,017	25,180	24,726
Amortization of intangibles from acquisitions	184	168	559	576

Total operating expenses	37,063	35,338	114,842	106,831

Operating (loss) income	(533)	3,156	(4,398)	870
Other (income) expense:
Interest income	(366)	(550)	(1,213)	(1,713)
Interest expense	309	325	948	1,025
Other (income) expense, net	20	506	456	431

Total other (income) expense	(37)	281	191	(257)

(Loss) income before income taxes	(496)	2,875	(4,589)	1,127
Income tax expense (benefit)	1,325	1,359	(605)	959

Net (loss) income	$(1,821)	$1,516	$(3,984)	$168

Basic net (loss) income per share	$(0.06)	$0.05	$(0.13)	$0.01
Diluted net (loss) income per share	$(0.06)	$0.05	$(0.13)	$0.01

Basic weighted shares	30,671	31,210	30,656	31,829
Diluted weighted shares	30,671	32,023	30,656	32,537

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	October 31,	January 31,
	2008	2008
Assets
Current assets:
Cash and equivalents	$36,228	$45,613
Accounts receivable, net	53,660	83,027
Other current assets	23,851	22,742

Total current assets	113,739	151,382

Property and equipment, net	41,769	42,450
Capitalized software costs, net	6,722	8,783
Goodwill	20,472	22,591
Other assets, net	11,632	10,687

Total assets	$194,334	$235,893

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$262	$274
Accounts payable and other current liabilities	42,783	52,913
Deferred revenue	63,466	89,349

Total current liabilities	106,511	142,536

Long-term debt	16,789	16,998
Other liabilities	3,815	3,764

Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	139,312	135,362
Treasury stock	(37,187)	(36,336)
Accumulated deficit	(28,228)	(21,596)
Accumulated other comprehensive loss	(6,713)	(4,870)

Total stockholders’ equity	67,219	72,595

Total liabilities and stockholders’ equity	$194,334	$235,893

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Nine Months Ended
	October 31,
	2008	2007

Net cash provided by operating activities	$9,606	$11,474

Cash flows from investing activities:
Purchase of property and equipment	(4,810)	(3,969)
Capitalized software costs	(821)	(984)
Acquisitions of businesses, net of cash acquired	(6,235)	(4,706)
Proceeds from sale of marketable securities	275	—
Proceeds from sale of property and equipment	3	100

Net cash used in investing activities	(11,588)	(9,559)

Cash flows from financing activities:
Repayments of debt	(221)	(209)
Proceeds from issuance of common stock	456	2,579
Changes in cash overdraft	(1,015)	(1,359)
Repurchase of common stock	(2,219)	(14,218)
Dividends paid	(2,300)	(2,407)

Net cash used in financing activities	(5,299)	(15,614)

Effect of exchange rates on cash and equivalents	(2,104)	3,542

Net decrease in cash and equivalents	(9,385)	(10,157)
Cash and equivalents at beginning of period	45,613	54,192

Cash and equivalents at end of period	$36,228	$44,035